EXECUTION VERSION

AMENDMENT NO. 3 AND WAIVER TO STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 3 AND WAIVER, dated as of August 13, 2013 (“Amendment and Waiver”), amends and waives certain provisions of the Stockholders’ Agreement, dated as of January 24, 2010, as amended on March 8, 2013 and further amended on March 14, 2013 (the “Stockholders’ Agreement”), among BioScrip, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., a Delaware limited partnership (“Kohlberg”), Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively, the “Stockholders”)..

WHEREAS, pursuant to Section 7.8 of the Stockholders’ Agreement, the Company and the Majority Stockholders desire to amend Section 1.1 of the Stockholders’ Agreement and waive, to the extent specified in Section 3 hereof, Section 1.4 of the Stockholders’ Agreement.

WHEREAS, Kohlberg holds at least a majority of the Stockholder Shares.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Defined Terms. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings ascribed to such terms in the Stockholders’ Agreement.

2.                  Amendment to Section 1.1 of the Stockholders’ Agreement. Effective as of the date hereof, the last sentence of Section 1.1 of the Stockholders’ Agreement is amended and restated in its entirety to read as follows:

“So long as Kohlberg has the right to designate one or more Stockholder Nominees in accordance with this Section 1.1, the number of directors on the Board of Directors shall be no fewer than five and no more than ten as may be determined by the Board of Directors from time to time.”

3.                  Waiver of Section 1.4 of the Stockholders’ Agreement. In the event that Kohlberg ceases to have the right to designate one or more directors in accordance with Section 1.1 of the Stockholders’ Agreement (any such director, a “Waived Stockholders’ Nominee”), the parties hereto waive Kohlberg’s obligation to use commercially reasonable efforts to cause the removal or the resignation of the Waived Stockholders’ Nominees; provided, however, such waiver shall remain in effect, and the Waived Stockholders’ Nominees shall remain in office, only until the earliest of (i) the completion of the Company’s 2014 annual meeting of stockholders, (ii) the date that the Board, in its sole discretion, requests the resignation of one or more of the Waived Stockholders’ Nominees and such Waived Stockholders’ Nominees submit their resignations in accordance therewith; and (iii) the death, disability, retirement, resignation or removal of such Waived Stockholders’ Nominee. For the avoidance of doubt, this waiver of Section 1.4 of the Stockholders’ Agreement does not amend, waive or extend the rights of Kohlberg or the Stockholders’ Nominees under Section 1.1 or Section 1.6 of the Stockholders’ Agreement.

4.                  Counterparts. This Amendment and Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment and Waiver by facsimile, PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment and Waiver.

5.                  Governing Law. THIS AMENDMENT AND WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6.                  Except for the amendment set forth in Section 2 hereof and the waiver set forth in Section 3 hereof, the provisions of the Stockholders’ Agreement remain in full force and effect in accordance with their terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BIOSCRIP, INC.

By:	/s/	Kimberlee C. Seah
	Name:	Kimberlee C. Seah
	Title:	Senior Vice President, Secretary and General Counsel

MAJORITY STOCKHOLDER:

Kohlberg Investors V, L.P.

By:	Kohlberg Management V, L.L.C, its general partner

By:	/s/	Gordon Woodward
	Name:	Gordon Woodward
	Title:	Vice President

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